EXHIBIT 12.1



                        Asset Investors Corporation
                     Ratio of Earnings to Fixed Charges
                       (dollar amounts in thousands)

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

                                  Nine
                                 Months
                                  Ended
                                September              Year Ended December 31,
                                   30,
                                         ------------------------------------------------------
                                   1998      1997      1996      1995       1994       1993
                                   ----      ----      ----      ----       ----       ----

Net income (loss) before
minority interest                $  (250)   $7,192    $9,673    $14,626   $  13,865  $ (31,138)
Add: Interest expense              1,390       368        88     36,106     118,338     249,392
                                 --------------------------------------------------------------

   Total earnings                 $1,140    $7,560    $9,761    $50,732   $ 132,203  $  218,254
                                 ==============================================================

Interest expense                  $1,390    $  368    $   88    $36,106   $ 118,338  $  249,392
Interest capitalized                  15        --        --         --          --          --
                                 --------------------------------------------------------------

   Total fixed charges            $1,405    $  368    $   88    $36,106   $ 118,338  $  249,392
                                 ==============================================================

Ratio of earnings to fixed
charges                             0.81     20.54    110.92       1.41        1.12        0.88
                                 ==============================================================
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